Exhibit 99.1

Wednesday, April 29, 2015

HomeTown Bankshares Corporation Reports Strong Growth for

First Quarter

2015 YTD Revenue Up 8% over 2014

●	Solid Operating Performance
o	Revenue of $4.8 million in Q1 2015, up 8% from $4.4 million in Q1 2014
o	Net Income of $790,000 for first quarter 2015, compared with $803,000 in first quarter 2014
o	Earnings slightly lower for Q1 2015 vs. Q1 2014 due to accelerated marketing expenses incurred to take advantage of unique competitive opportunities in the local banking market
o	Fully diluted Earnings per Share of $0.14 for first quarter of 2015, compared with $0.15 per share for 2014
o	Net Interest Income up 4% in Q1 2015 over prior year with Net Interest Margin of 3.84%
o	Noninterest Income for first quarter 2015 up 49% over prior year, net of securities gain

●	Strong Loan and Deposit Growth
o	Total Loans of $339 Million at March 31, 2015
■	Up $28 million or 9% for Q1 2015 over 2014
o	Total Deposits of $367 Million, Up $18 million or 5% for Q1 2015 over 2014
■	Non-Interest Bearing Deposits up 18%; Interest Bearing Core Deposits up 3%

●	Credit Quality Remains Strong
o	YTD net charge-offs for Q1 2015 of $3,000 and $2,000 for Q1 2014
o	Non-performing assets of 1.90% of total assets at March 31, 2015 vs. 1.97% in 2014
o	Nonaccrual loans remained low at .41% of total loans at March 31, 2015 and .30% of total loans at March 31, 2014
o	Past due accruing loans improved and were at historically low levels of 0.35% of total loans at March 31, 2015 vs. 0.79% at March 31, 2014

●	Well-Capitalized with Solid Capital Ratios
o	Total Risk-Based Capital amounted to 12.46% at March 31, 2015
o	Tier 1 Risk-Based Capital amounted to 11.60% at March 31, 2015
o	Tier 1 Leverage Ratio of 10.00% at March 31, 2015
o	Common Equity Tier 1 Capital amounted to 8.04% at March 31, 2015

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News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports Strong Growth for the First Quarter of 2015

Revenue Up 8% Over 2014

ROANOKE, Va., April 29, 2015 - HomeTown Bankshares Corporation, the parent company of HomeTown Bank, reported strong revenue growth of 8% for the first quarter of 2015 over the prior year. Earnings of $790,000 were realized for the quarter ended March 31, 2015 vs. $803,000 in 2014. Net income available to common shareholders amounted to $566,000 for the first quarter of 2015 vs. $593,000 during the prior year after preferred stock dividend payments of $210,000 in Q1 2015 and Q1 2014. Fully diluted earnings per share amounted to $0.14 per share for the first quarter of 2015 compared to $0.15 per share for the comparative period of 2014. Earnings were slightly lower for Q1 2015 vs. Q1 2014 due to accelerated marketing expenses incurred to take advantage of unique competitive opportunities in the local banking market

"We are very pleased to report another quarter of solid operating results and asset quality”, said Susan K. Still, President and CEO. “Strong growth in both loans and core deposits as well as continued improvement in our non-interest income contributed to solid revenue growth and earnings performance,” she continued.

Financial Highlights

Revenues increased 8% to $4.8 million during the first quarter due to strong loan and core deposit growth system-wide and a 49% increase in non-interest income, net of gain on securities sale. Non-interest income increased significantly due to continued growth in core deposit related revenue and mortgage origination gains.

At March 31, 2015, total assets reached $437 million, an increase of $27 million and 6%, over 2014. The loan portfolio ended the period at $339 million, representing an increase of 9%, or $27 million, over the prior year.

Total deposits increased $18 million to $367 million Q1 of 2015, a 5% increase over 2014. Continued strong growth in noninterest bearing demand deposits resulted in a 18% increase in Q1 2015 over 2014.

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The opening of our Salem office in late July, 2014 contributed to the strong growth in loans and deposits as well as non-interest income. Non-interest expenses were also higher during the first quarter of 2015 compared to 2014 due to the opening of our new Salem branch in late July, 2014, higher mortgage origination expenses associated with higher mortgage originations, as well as higher marketing and advertising costs.

Higher marketing costs were realized earlier in 2015 than in prior years to take advantage of recent competitive opportunities that have developed in the local banking market. During late 2014, Bank of America sold all of its branches in both the Roanoke and New River Valleys; and Valley Bank announced its sale to the Bank of North Carolina with a mid-2015 closing. This should provide unique opportunities for HomeTown Bank, which will become the largest community bank headquartered in the Roanoke Valley with the sale of Valley Bank.

The Company’s asset quality improved and is strong at March 31, 2015. Nonperforming assets, excluding performing restructured loans, totaled 1.90% of Company assets at March 31, 2015, as compared to 1.97% at March 31, 2014. Both non-performing loans and Bank Owned Real Estate decreased during the current quarter with no additions of non-performing loans to foreclosed property.  In addition, net charge-offs were just $3,000 during the first quarter of 2015 and the allowance for loan losses remained unchanged at $3.3 million

The Company remains well-capitalized with total equity at March 31, 2015 rising to $44 million, an increase of $3.3 million, or 8.2%, from March 31, 2014.  Total risk-based capital, Tier 1 capital, Tier 1 leverage, and Common Equity Tier1 ratios were 12.46%, 11.60%, 10.00% and 8.04%, respectively. All ratios exceed the current regulatory standards for well capitalized status.

“Our focus will continue to be on being the best bank we can be in each community we serve, “Still said. “This means taking care of the local banking needs of the Roanoke and New River Valleys. It involves keeping our customer deposits local to provide funding for the local capital needs of our residents and businesses in our communities. This focus and commitment will ultimately enhance the quality of life in our communities and the prosperity of our customers and shareholders,” she continued.

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About HomeTown Bankshares Corporation

HomeTown Bankshares Corporation is the parent company of HomeTown Bank, which officially opened for business on November 14, 2005. HomeTown Bank offers a full range of banking services to small and medium-size businesses, real estate investors and developers, private investors, professionals and individuals.  The Bank serves three markets including the Roanoke Valley, the New River Valley and Smith Mountain Lake through six branches, seven ATMs, HomeTown Mortgage and HomeTown Investments.  A high level of responsive and personal service coupled with local decision-making is the hallmark of its banking strategy. For more information, please visit www.hometownbank.com.

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, and competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for the year-to-date and quarter ending March 31, 2015)

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HomeTown Bankshares Corporation
Consolidated Condensed Balance Sheets
March 31, 2015, December 31, 2014, and March 31, 2014
	March 31,	December 31	March 31
In Thousands, Except Share and Per Share Data	2015	2014	2014
Assets	(Unaudited)		(Unaudited)
Cash and due from banks	$14,955	$13,795	$15,784
Federal funds sold	1,370	649	498
Securities available for sale, at fair value	51,158	54,603	57,350
Restricted equity securities, at cost	2,680	2,476	2,363
Loans held for sale	539	242	509
Total loans	339,357	331,679	311,777
Allowance for loan losses	(3,329)	(3,332)	(3,789)
Net loans	336,028	328,347	307,988
Property and equipment, net	14,901	14,900	12,435
Other real estate owned	6,917	6,986	7,175
Other assets	8,821	6,211	6,641
Total assets	$437,369	$428,209	$410,743

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$52,882	$51,226	$44,888
Interest-bearing	313,713	311,369	303,757
Total deposits	366,595	362,595	348,645
Short term borrowings	814	422	1,001
Federal Home Loan Bank borrowings	24,000	20,000	19,000
Other liabilities	1,625	1,967	1,438
Total liabilities	393,034	384,984	370,084

Stockholders’ Equity:
Preferred stock	13,293	13,293	13,293
Common stock	16,481	16,438	16,438
Surplus	15,300	15,310	15,263
Retained deficit	(1,705)	(2,271)	(4,253)
Accumulated other comprehensive income (loss)	635	455	(82)
Total HomeTown Bankshares Corporations stockholders’ equity	44,004	43,225	40,659
Noncontrolling interest in consolidated subsidiary	331	-	-
Total stockholders’ equity	44,335	43,225	40,659
Total liabilities and stockholders’ equity	$437,369	$428,209	$410,743

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HomeTown Bankshares Corporation
Consolidated Condensed Statements of Income
For the Three Months Ended March 31, 2015 and 2014
	For the Three Months
	Ended March 31,
In Thousands, Except Share and Per Share Data	2015	2014
Interest income:	(Unaudited)	(Unaudited)
Loans and fees on loans	$3,899	$3,695
Taxable investment securities	206	263
Nontaxable investment securities	103	94
Other interest income	42	41
Total interest income	4,250	4,093
Interest expense:
Deposits	448	440
Other borrowed funds	92	94
Total interest expense	540	534
Net interest income	3,710	3,559
Provision for loan losses	-	70
Net interest income after provision for loan losses	3,710	3,489
Noninterest income:
Service charges on deposit accounts	110	91
ATM and interchange income	122	94
Mortgage loan brokerage fees	120	30
Gains on sales of investment securities	40	-
Other income	143	118
Total noninterest income	535	333
Noninterest expense:
Salaries and employee benefits	1,541	1,412
Occupancy and equipment expense	445	366
Advertising and marketing expense	242	103
Professional fees	112	73
(Gains), losses on sales, writedowns of other real estate owned, net	-	(5)
Other real estate owned expense	30	64
Other expense	739	644
Total noninterest expense	3,109	2,657
Net income before income taxes	1,136	1,165
Income tax expense	346	362
Net income	790	803
Less net income attributable to non-controlling interest	14	-
Net income attributable to HomeTown Bankshares Corporation	776	803
Effective dividends on preferred stock	210	210
Net income available to common stockholders	$566	$593
Basic earnings per common share	$0.17	$0.18
Diluted earnings per common share	$0.14	$0.15
Weighted average common shares outstanding	3,291,517	3,276,631
Diluted average common shares outstanding	5,531,517	5,516,631

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HomeTown Bankshares Corporation	Three	Three
Financial Highlights	Months	Months
	Ended	Ended
	Mar 31	Mar 31
	2015	2014
PER SHARE INFORMATION	(Unaudited)	(Unaudited)
Book value	$9.32	$8.32
Earnings per share, basic	$0.17	$0.18
Earnings per share, diluted	$0.14	$0.15

PROFITABILITY
Return on average assets	0.74%	0.81%
Return on average shareholders' equity	7.31%	8.09%
Net interest margin	3.84%	3.94%
Efficiency	73.23%	66.75%

BALANCE SHEET RATIOS
Total loans to deposits	92.57%	89.43%
Securities to total assets	12.31%	14.54%
Tier 1 leverage ratio	10.1%	10.2%

ASSET QUALITY
Nonperforming assets to total assets	1.90%	1.97%
Nonperforming assets, including restructured loans, to total assets	3.28%	3.50%
Net charge-offs to average loans (annualized)	0.00%	0.00%

Composition of risk assets: (in thousands)
Nonperforming assets:
Nonaccrual loans	$1,406	$937
Other real estate owned	6,917	7,175
Total nonperforming assets, excluding performing restructured loans	$8,323	$8,112
Restructured loans, performing in accordance with their modified terms	6,011	6,266
Total nonperforming assets, including performing restructured loans	$14,334	$14,378

Allowance for loan losses: (in thousands)
Beginning balance	$3,332	$3,721
Provision for loan losses	-	70
Charge-offs	(15)	(36)
Recoveries	12	34
Ending balance	$3,329	$3,789

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